Fulton Financial
CORPORATION

Performance Share Restricted Stock Unit Award Agreement

[DATE]

Dear ____________:
Pursuant to the terms, and subject to the conditions of the Amended and Restated Equity and Cash Incentive Compensation Plan (the “2013 Plan”) of Fulton Financial Corporation (the “Company”), you have been awarded a Performance Share Award in the form of performance-based restricted stock units (“PRSUs”). The earning and vesting provisions and the total number of PRSUs that could be earned under each component are described below.

Participant:	_________________________
Award Date:	_________________________
Aggregate Total PRSUs:	_________________________
Range of Potential PRSUs, as a Percentage of Target:	______________% to ________________% (at the Award Date)
Range of Potential PRSUs in shares:	0 to _________________________
Dividend Equivalents:
The PRSUs will earn dividend equivalents during the performance period at the rate of dividends per share paid by the Company on its outstanding shares of common stock. Dividend equivalents will be accrued to be reinvested in additional PRSUs based on the average price of the Company’s stock on the payment date of the dividend. Dividend equivalents will be accrued but not issued until the PRSUs are earned, vested and issued. Dividend equivalents will be forfeited if the PRSUs are forfeited.

Grant Price:	$0.00
Service Period for PRSU Award	_________________________to _________________________.

Forfeiture:	As per the 2013 Plan

Net Settlement of Award:	Yes

Performance Component	_________________________
Performance Period:	_________________________ to _________________________
Performance Goals:	_________________________
Shares at minimum:	0 (Goal of ___)
Shares at target:	______ (Goal of ___)
Shares at maximum:	______ (Goal of ___)
Determination of PRSUs earned:
By no later than _________________________, the HR Committee shall determine and certify the extent to which the performance goal has been achieved, and the level of achievement. The HR Committee has the authority to extrapolate between 0% and 150% the number of PRSUs earned.

Earning and Vesting Date:	The later of _________________________ or the date the Committee certifies as to the achievement of the Performance Goal, but no later than _________________________.

The vesting of this Award will have tax consequences for you. We recommend that you consult your tax advisor. You have seven (7) days after the date of this Award Certificate to sign and return it to Controllers Department to either accept or decline this Award. If you elect to decline the Award, please note that below, sign the Award Certificate and return it within the time period above.
The Company appreciates your contributions to the Company’s growth and believes this Award is designed to incentivize you to work toward the achievement of the designated corporate goals and, therefore, enhance the value of the Company for its shareholders and other stakeholders.
Very Truly Yours,

[Signatory]

I _______ accept _______ decline this Award.
______________________
[Name]
Date: